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    Exhibit 2.2: Kaynar Technologies Inc./M & M Machine & Tool Co. Merger:
                                Disclosure

                Schedules to Agreement and Plan of Merger

A.  Schedule 2.3(a)(i):  Capitalization.
B.  Schedule 2.5(a)(iii):  Consents.
C.  Schedule 2.7(a):  Financial Statements.
D.  Schedule 2.8: Absence of Certain Changes or Events.
E.  Schedule 2.10(a): Employee Benefit Plans.
F.  Schedule 2.10(g): Employee Benefit Plans.
G.  Schedule 2.11(i):  Tax Matters.
H.  Schedule 2.11(iii): Tax Matters.
I.  Schedule 2.12: Environmental Matters.
J.  Schedule 2.14(a):  Real Property (owned).
K.  Schedule 2.14(b):  Real Property (leased).
L.  Schedule 2.14(f):  Real Property (liens and encumbrances).
M.  Schedule 2.16: Material Contracts.
N.  Schedule 2.19: No Undisclosed Liabilities or Contingencies.
O.  Schedule 2.20:  Conduct of Business.
P.  Schedule 2.21(b)(ii):  Inventory.
Q.  Schedule 2.24:  Title Matters.
R.  Schedule 2.25:  Accounts Receivable.
S.  Schedule 2.26(a):  Insurance (list of policies maintained).
T.  Schedule 2.26(b):  Insurance (claims submitted).
U.  Schedule 2.26(c): Insurance (list of pending claims).
V.  Schedule 2.30: Customers and Suppliers.